Amended Schedule A
                                     to the
                Investment Advisory and Administration Agreement
                                     between
                         Heritage Asset Management, Inc.
                                       and
                              Heritage Series Trust


     As compensation pursuant to section 7 of the Investment Advisory and Administrative Agreement between Heritage Asset Management, Inc. (the "Manager") and Heritage Series Trust (the "Trust"), the Trust shall pay to the Manager a fee, computed daily and paid monthly, at the following annual rates as percentages of each Portfolio's average daily net assets:

     For the Heritage Diversified Growth Fund and Small Cap Stock Fund:

      Average Daily                                 Advisory Fee as % of
        Net Assets                                Average Daily Net Assets
      -------------                               ------------------------

      Up to and including $50 million                      1.00%
      In excess of $50 million                              .75%

     For the Heritage  Growth  Equity Fund,  Mid Cap Stock Fund and Value Equity
     Fund:

      Average Daily                                 Advisory Fee as % of
        Net Assets                                Average Daily Net Assets
      -------------                               ------------------------
      All                                                   .75%

      For the Heritage International Equity Fund:

      Average Daily                                 Advisory Fee as % of
        Net Assets                                Average Daily Net Assets
      -------------                               ------------------------

      Up to and including $100 million                     1.00%

      In excess of $100 million                             .80%





Dated:   March 29, 1993, amended on April 3, 2002 and on November 14, 2003.